EhrenKrantz
Sterling & Co. L.C.C.
Certified Public Accountants and Consultants
6 Regent Street, Livingston, New Jersey 07039
(973) 944-777 Fax: (973) 994-3444
E-mail: success@es-cpa.com   Web: www.ex-cpa.com

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments in Item 4 of Form
8-K of Creative Beauty Supply, Inc. dated March 25, 2002

Ehrenkrantz Sterling $ Co., L.L.C.
Livingston, New Jersey
March 25, 2002